EXHIBIT 99

FOR RELEASE November 13, 2002

For more information contact:

Patrick Fahey, President and Chief Executive Officer - (206) 340-4727

Bette Floray, Chief Financial Officer - (206) 224-8711

PACIFIC NORTHWEST BANCORP COMPLETES ACQUISITION OF
BANK OF THE NORTHWEST AND ANNOUNCES MERGER CONSIDERATION RESULTS

Seattle, WA – November 13, 2002 – Pacific Northwest Bancorp (Nasdaq: PNWB) today announced the completion of the acquisition of Bank of the Northwest, headquartered in Portland, Oregon. Pacific Northwest Bancorp issued 1,749,882 shares of PNWB stock and paid $25,820,595 in cash for all outstanding Bank of the Northwest shares.

Bank of the Northwest was a full-service commercial bank with five banking offices in the metropolitan Portland, Oregon area.  Pacific Northwest Bancorp merged Bank of the Northwest into its banking subsidiary, Pacific Northwest Bank, and added approximately $385.4 million in assets.  Each Bank of the Northwest office will be renamed Pacific Northwest Bank after the completion of the system conversion, which is planned for December 9, 2002.

“Bank of the Northwest is an ideal fit for the growth strategy of Pacific Northwest Bancorp.  This acquisition provided us with a unique opportunity to expand along the I-5 corridor and into the Portland, Oregon metropolitan market area.  Our compatible cultures of high credit standards and exceptional client service solidify our position as the premier commercial bank headquartered in the Pacific Northwest,” said Patrick M. Fahey, President and Chief Executive Officer of Pacific Northwest Bancorp.

Pacific Northwest Bancorp today also announced the per share merger consideration.  The per share merger consideration to be paid to Bank of the Northwest shareholders is $21.08.  This per share merger consideration is based on a market value of $24.7979 per share for PNWB stock, which was the average of the closing prices for PNWB stock for the ten consecutive trading days ending November 8, 2002 (the valuation method specified in the merger agreement).  Bank of the Northwest shareholders had the option until November 7, 2002, to elect to receive either PNWB stock, cash or a combination of both.

Subject to the allocation mechanism described in the election materials delivered to Bank of the Northwest shareholders, which will determine the actual amounts of Pacific Northwest Bancorp common stock and cash to be delivered to the individual Bank of the Northwest shareholders:

•                  the exchange ratio for the stock consideration is 0.8502 shares of PNWB common stock for each Bank of the Northwest share, and the cash consideration is $21.08 for each Northwest share.

•                  Shareholders who elected to receive a formula-based split of stock and cash will receive cash consideration for 37.305% of their Bank of the Northwest shares and stock consideration for the remaining 62.695%.

PNWB will announce the results of the allocation after the election process has been certified.  The certification of the election process is expected to be completed on or about November 20, 2002.

Headquartered in Seattle, WA, Pacific Northwest Bancorp is a Washington based bank holding company providing financial services through its commercial bank subsidiary, Pacific Northwest Bank, the largest commercial bank headquartered in the Pacific Northwest.  With the completion of the acquisition of Bank of the Northwest, Pacific Northwest Bank now operates 59 Financial Centers in western and central Washington, and the metropolitan area of Portland, Oregon. Pacific Northwest Bank offers a wide range of financial services to businesses and individuals in its market area, including investment products available through its subsidiary, Pacific Northwest Financial Services, Inc. and insurance products available through its subsidiary, Pacific Northwest Insurance Agency Inc.  Press releases, along with additional information, may also be found at PNWB’s web site: http://www.pnwbank.com .

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”). This statement is included for the express purpose of availing PNWB of the protections of the safe harbor provisions of the PSLRA. The forward-looking statements contained herein are subject to factors, risks and uncertainties that may cause actual results to differ materially from those projected.  The following items are among the factors that could cause actual results to differ materially from the forward-looking statements: general economic conditions, including their impact on capital expenditures; business conditions in the banking industry; recent world events and their impact on interest rates, businesses and customers; the regulatory environment; new legislation; vendor quality and efficiency; employee retention factors; rapidly changing technology and evolving banking industry standards; competitive factors, including increased competition with community, regional and national financial institutions; fluctuating interest rate environments; higher than expected loan delinquencies; and similar matters. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only at the date of this release.  PNWB undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date of this release. Readers should carefully review the risk factors described in this and other documents PNWB files from time to time with the Securities and Exchange Commission, including PNWB’s annual report on Form 10-K for the year ended December 31, 2001.